FINAL TRANSCRIPT

Thomson StreetEvents℠

RGR - Q3 2009 Sturm Ruger Earnings Conference Call

Event Date/Time: Oct. 29. 2009 / 1:00PM GMT

CORPORATE PARTICIPANTS

Michael Fifer
Sturm, Ruger & Company, Inc. - CEO

Tom Dineen
Sturm, Ruger & Company, Inc. - VP, Treasurer and CFO

Catherine Wall
Sturm, Ruger & Company, Inc. - Assistant General Counsel

CONFERENCE CALL PARTICIPANTS

Jim Barrett
CL King & Associates - Analyst

Brian Rafn
Morgan Dempsey Capital - Analyst

Daniel Kozlowski
Janus Capital - Analyst

Mark Close
Oppenheimer & Close - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Third Quarter 2009 Sturm Ruger Earnings Conference Call. My name is Regina and I will be your operator for today. At this time all participants are in listen-only mode. Later, we will conduct a question-and-answer session.

(Operator Instructions)

As a reminder this conference is being recorded for replay purposes. I would now like to turn the conference over to your host for today, Mr. Michael Fifer, Chief Executive Officer. Please proceed, sir.

Michael Fifer - *Sturm, Ruger & Company, Inc. - CEO*

Good morning. This is Mike Fifer. Welcome to our third quarter conference call of Sturm Ruger & Company. To get us started I like to have a reading of our cautionary statement on forward-looking comments by Catherine Wall, our Assistant General Counsel and then we will give you a quick overview with the quarter and we'll get right into your questions. Catherine?

Catherine Wall - *Sturm, Ruger & Company, Inc. - Assistant General Counsel*

Statements made in the course of this presentation that states the Company's or management's intentions, hopes, believes, expectations, or predictions of the future, are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to the Company's reports on Form 10-K for the year ended December 31, 2008 and Form 10-Q for the first, second and third quarters of 2009. Copies of these

documents may be obtained through the Company -- our website at www.ruger.com or the SEC. Furthermore, management disclaims all responsibility to update forward-looking statements.

Michael Fifer - *Sturm, Ruger & Company, Inc. - CEO*

Thank you, Catherine. We had a terrific third quarter with net sales of $71.2 million, and earnings of $0.37 per share, compared with sales of $41.8 million, and earnings of $0.02 per share in the third quarter of 2008. For the nine months ended October 3, 2009, net sales were $207.1 million, an earnings were $1.13 per share. For the corresponding period in 2008, net sales were $123 million, and earnings were $0.14 per share.

Demand for our products appears to still be strong as sell-through from our distributors to their retailers of our product was 214,500 units in the third quarter of 2009, compared with 143,100 units in the third quarter of 2008. Moreover, this year-over-year growth in sell-through for the third quarter appears to have substantially outpaced the year-over-year growth in NICS background checks over the same period. And NICS is the acronym for the National Instant Background Check System.

It also appears to have outpaced the comparable period growth reported by our competitors who report their financial results publicly. For example, Remington and Smith & Wesson and now more recently the Freedom Group to its recent H1 filing.

Our year-over-year growth in the third quarter was $29.6 million and 60% of that was attributable to sales of new products. The definition we're using for new products include only those major new product introductions that have occurred since the beginning of 2008, namely the LCP, the LCR and the SR-556. We are not counting minor line extensions or the addition of new calibers to mature products.

We believe our year-over-year growth in both sales and in distributed sell-through to retail reflect several factors. First, some continuation of the surge that started one year ago as reflected by the growth in NICS checks and the growth in sales reported by our competitors. Second, market share gains from our new products sales. And third, some replenishment of the inventories at both distributor and retailer levels.

Our production was also up significantly year-over-year during the third quarter from 158,900 units to 242,500 units. There was some mix change during the quarter as sales of our newest products increased. We also continuously adjusted our production schedules to be very sensitive to market demand as best we can measure it. We are committed to trying to avoid stuffing the distribution channel and to keep ourselves and our distributors focused on higher velocity products.

Our cash flow generation and our balance sheet remains very strong. Cash flow from operations in the third quarter was $15.2 million. Our cash, cash equivalents and short-term investments totaled $53.1 million at the end of the quarter. And our pre-LIFO working capital of $102.3 million, less the LIFO reserve of $41.3 million, resulted in working capital of $61 million and a current ratio of 2.81. We have no debt.

We also announced the dividend of 9.6 cents per share for the third quarter for shareholders of record as of November 13, 2009 and payable on November 30, 2009. The amount of the dividend was based on a percentage of operating profit after adjustment for certain items. This is the same approach we have used for the previous two quarterly dividends, and it has resulted each time in paying out about 25% of the quarterly earnings.

Now, I'd like to respond to your questions about the quarter.

Tom, please tee up the first question.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

And your first question comes from the line of Jim Barrett with CL King & Associates. And your line is open sir.

Jim Barrett - *CL King & Associates - Analyst*

Good morning, Tom and Mike.

Tom Dineen - *Sturm, Ruger & Company, Inc. - VP, Treasurer and CFO*

Good morning.

Jim Barrett - *CL King & Associates - Analyst*

Could we talk about the wholesaler for a moment? What would represent a normal month supply of inventory of your product by your wholesale partners?

Michael Fifer - *Sturm, Ruger & Company, Inc. - CEO*

Jim, historically, our wholesalers have held in aggregate inventories in the 65,000 to 75,000 range. I often look at the combination of their inventory and ours as the side sort of outlook. You have to keep in mind there is also some goods in transit flowing, both from us to them and from them outbound. When they had this inventory levels they have never been what I would consider reasonably stocked in some of the product line.

For example, since I have been with the Company three years we have never really been fully in stock in double action revolvers, and that is true today too. There are a number of revolvers that are in demand right now during hunting season like Super Redhawk that I don't think they have hardly any in stock. So the number -- that 65,000 to 75,000 is typical, but doesn't represent a fully stocked position.

Jim Barrett - *CL King & Associates - Analyst*

Okay, interesting. Then on -- with your retail partners, Mike, I know there was a mention that you thought there might be a backup of inventory in the retail trade. Can you quantify that, or is that quantifiable?

Michael Fifer - *Sturm, Ruger & Company, Inc. - CEO*

Okay. First, I like to characterize it differently. I don't believe there's a backup per se. What happened was the water level and the pool was drowning down throughout the spring and early summer. And based on my store walks and that of our sales team, I am observing the shelves are starting to see product again.

For a long time you look at the glass counters and they were largely empty, the walls behind the counters were largely empty, and now we are starting to see that get restocked; we have no way to measure that though. Where I can get the distributors to report inventories which may or may not be accurate, but that's their report.

And I think they're largely pretty good because their finished goods inventory that is serialized, so they got to try to be accurate. I can't get any information from the retailers that also we rely on, on what we observe our shelves and then what we hear back anecdotally from distributors about their demand level.

Jim Barrett - *CL King & Associates - Analyst*

Right. And then my last question excluding the cancelled orders for the Mini-14 and the Mini-30s how comfortable are you with the remaining backlog?

Michael Fifer - *Sturm, Ruger & Company, Inc. - CEO*

As of today I'm pretty comfortable with that a few. If you look at the amount on backorder and the amount of recent quarterly sell-through from distributors to retailers, it looks pretty well matched up. And so, with about a quarters demand out there I feel pretty good about it.

At one point I thought what -- we do everybody in the channel a favor by canceling all orders -- say look, the surge is over, some of your orders are kind of silly, let's cancel everything and everybody re-input them. And before we took action, we talked to a couple of distributors and they said it would be just too hard for them to do it. They can handle one or two product lines and, frankly, they really appreciated it, but nobody wanted to do 300 products.

Jim Barrett - *CL King & Associates - Analyst*

Understand. Thank you very much.

Tom Dineen - *Sturm, Ruger & Company, Inc. - VP, Treasurer and CFO*

Thank you, Jim.

Operator

Your next question comes from the line of Brian Rafn with Morgan Dempsey Capital. And your line is open, sir.

Brian Rafn - *Morgan Dempsey Capital - Analyst*

Good morning, guys. Question for you. Where are you guys on your conversion on your factory floors from the all batch processing your cellular lines? Give me a sense maybe by Prescott versus New Hampshire.

Michael Fifer - *Sturm, Ruger & Company, Inc. - CEO*

We were asked that question last quarter and I answered about 50%, and shortly after the call immediately admonished by all my lean experts that it was more like 3%. And I continually get surprised. Each time I think they've made a lot of progress based on my experience, they come up with new ideas. For example, right now, we're making a major effort to move small frame double action revolvers in a SuperCell.

And I sort of heard them in theory, but had ever lived through one and now I have seen it on the floor up in New Hampshire. We are also trying to do a SuperCell for the old mature product line Mark III .22 caliber pistols out in Arizona. And I'm frankly

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stunned by the amount of progress these guys are making, over and above beyond where I thought they were before. So, the truth probably is close to the 3% and 50% I reported last quarter.

Brian Rafn - *Morgan Dempsey Capital - Analyst*

So you see that is just an ongoing process that may take iterations many years out its more of a culture so to speak?

Michael Fifer - *Sturm, Ruger & Company, Inc. - CEO*

I'm told by the real experts that we're still 30 years or 40 years behind company like Toyota.

Brian Rafn - *Morgan Dempsey Capital - Analyst*

Okay. 30 or 40. Give me your sense of what do you guys see in the backlog relative to the new products that you've launched? Are the new products more a component or a larger component of the unit backlog available or that you have to ship, or is it just kind of a mix all across your 300 SKUs?

Michael Fifer - *Sturm, Ruger & Company, Inc. - CEO*

The nature of this business is that new products give the consumer good excuse to go out and buy another unit. And so, they gain market share very rapidly and that's also reflected in our backlog. We've got demand for everything, but the demand for the new stuff is the strongest.

After sort of learning lesson the hard way with introduction of LCP, where we took orders for three times, where we thought are wildest best case would be, and we did that in the first 48 hours of the SHOT Show, I subsequently limited the number of orders I'll take on a new product to a few months production, so we can get up, we can get going. And then once we made a dent in that, then I open it up and then we do sort of regular weakly orders with everybody.

That's worked out a lot better. It doesn't tie-up their open their open to buy money, doesn't overwhelm the system, but I still get a good sense for whether I guessed right or I need to put in a little more capital spending to beat production.

Brian Rafn - *Morgan Dempsey Capital - Analyst*

Okay. Given that thought, Mike, as you launched the SR-556 the LCR, LCP, the Striker 9mm, with these new products in that more of a measure of launch does that inhibiting your development of new products coming on? Would new products be more niche applications, because you really had a surge of filling -- three brand new, four brand new products?

Give me a sense of next two years out. Is the plan to develop the production, meet the goals, get these new products out, or you coming with another way of new products? O, are those products more niche volume products versus some of these others that -- like we saw rifle that really is of large demand?

Michael Fifer - *Sturm, Ruger & Company, Inc. - CEO*

Boy, that's a complicated one. We have been adding engineers left and right. I'm actually -- we made offers this week to two new engineers, and we're still looking. So if I could have my druthers I would have a blockbuster once a quarter, and something exciting every month. I figure I can only get one half of the magazine covers because I got to share with the other poor fellows in the industry. But I don't think we can have enough new products, and that's how we're trying to staff and move forward.

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We've got teams working on new platform products. But we found to key mature products going and you constantly got to have some derivatives and line extensions. So, I don't have a simple, straightforward answer for you on that one. We are fully committed that our absolute best investment and absolute highest return on investment is going to come from new product development and we are acting accordingly, and I think you can see in our results.

Brian Rafn - *Morgan Dempsey Capital - Analyst*

Yes. Yes, sure. What's the status of the Dorr Woolen Building? You guys were kind of in demolition with that. Where is that -- bricks and mortar on the ground?

Michael Fifer - *Sturm, Ruger & Company, Inc. - CEO*

That project is a slightly more than a third completed work. We're taking down about 75% of that building and retaining a large new warehouse section that will be our finished goods warehouse and we're retaining one small historic [appearing] building out front and the rest of the place is being leveled. It got off to a little bit of a slow start because there was a lot of internal environmental abatement.

Believe it or not, every single fluorescent light bulb had to be specially treated. The things I didn't even realize where environmental had to -- took a little extra handling, but that's out of the way and the wrecking balls are in progress, and just the past few weeks is suddenly looks quite a bit different. We'll get that done before the winter gets on too much further. The great news is though, we didn't have to buy fuel oil this fall.

Brian Rafn - *Morgan Dempsey Capital - Analyst*

Okay. Give me a sense of -- we're an old legacy shareholder of Ruger back in the early 90s. Your focus certainly has been on the firearm side. In the past Ruger's had certainly casting products and Stiletto hammers and impellers and different things. What about the non-firearm casting -- is that for you guys, I think is about 2%, 3% today. Is that where going forward the non-firearms castings are going to be, or is there a strategic shift out of that non-firearm side?

Michael Fifer - *Sturm, Ruger & Company, Inc. - CEO*

There is a very deliberate shift -- I can't remember -- maybe two years ago now, where we needed to free-up some capacity in the foundry. And also we took a hard look at our outside business, and realized we're losing money on most of it. So, we back way off on outside business. We actually raise prices up to 50% on most outside customers; a lot dropped out, some came back, and a few stuck around.

So we felt that the remaining outside castings business was much healthier than had been previously. Casting foundry is a high fixed cost, so there is always a lot of pressure to bring in extra business; I'm not sure that's always the right idea. It will be one of our major focuses for process improvement going forward. We got to apply lean to a foundry, which I'm not sure it's ever been successfully done, but we're sure going to give it a try.

Brian Rafn - *Morgan Dempsey Capital - Analyst*

Okay. Just one more, I will get back in line. Mike, from the standpoint of the demand -- the surge it started fourth quarter of '08, would you guys look at that from your demand is more of a pistol, revolver, handgun demand or --? I'm giving a sense as to how has been the follow through on the long gun -- the rifle and the shotgun side.

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Michael Fifer - *Sturm, Ruger & Company, Inc. - CEO*

You want to keep in mind that even before we launched the SR-556 modern sporting rifle we had the thunderbolt Mini-14 and Mini-30 line. And the demand for that just went absolutely through the roof; we quadruple production of that. It went along like gangbusters, and then somewhere in the third quarter it sort of fell off a cliff and has not yet returned to its historic level; it's still up a little bit above that, but we're not in the 4x range any more.

So, we have pretty strong rifle business. And then moreover, some other folks that were reporting kept saying that hunting has ended and we didn't observe that.

Brian Rafn - *Morgan Dempsey Capital - Analyst*

Okay. Superb job, guys. Thanks.

Operator

(Operator Instructions)

Your next question comes from the line of [Daniel Kozlowski] with [Janus Capital]. And your line is open, sir.

Daniel Kozlowski - *Janus Capital - Analyst*

Thank you. Mike, nice job turning the Company around, very impressive work. One of the questions that's top of mind given the cash balance that's building on the balance sheet, what is the intention with that? I mean, clearly you have no leverage and $53 million in cash, which now amounts to quarter in the market cap of the Company.

And the options are pay a dividend, which you started -- growth CapEx and acquisition or share buyback. Can you talk about the last two, the acquisition opportunities? What agencies would makes sense? What's out there -- your capacity for that? And then secondly, if nothing is immediate what your views are on a share buyback substantially a serious one. Thank you.

Michael Fifer - *Sturm, Ruger & Company, Inc. - CEO*

With regard to acquisitions we've been out actively looking now for just about two years. We've got a guy dedicated full time to that, and he is really skilled at opening doors and getting us in to see folks. And we found by and large that folks either didn't want to sell during the run up which isn't surprising, or they wanted such outrages multiples that it didn't make economic sense.

We have actually bid on a number of companies. I think we've come in second place now, four times -- three times or four times. Those were disappointing, but I'd rather be a little disappointed on the one we didn't get than put the Company at risk as we got foolish and grossly overpaid for something that will settle back to normal.

As the surge starts to subside a little there appears to be more interest in folks selling, they are hoping to get the -- a multiple they might have earned right in the middle of the surge. And so, it may take some more months before things calm down and some hint of rational behavior gets in the minds of the sellers. So meanwhile, we're hanging on to the cash we have because things could suddenly change and a number of companies become available at more reasonable prices than they currently are today.

We made a commitment a couple of years ago. At an annual meeting we told the folks that we recognize, we're sitting on a lot of cash, we would not do it indefinitely. Our primary goal is to invest in growth; if we could not do that then we'll find a way to

responsibly return that cash to the shareholders. We've taken two steps in that regard. We bought more than $50 million of stock back when it appeared to be under value. And we have initiated the dividend, and I think, Tom, we've given --. How much we paid out -- the first two dividends, a couple of million bucks each?

Tom Dineen - *Sturm, Ruger & Company, Inc. - VP, Treasurer and CFO*

Yes, first two dividends just under $4 million in total.

Michael Fifer - *Sturm, Ruger & Company, Inc. - CEO*

Okay. And we've got another dividend coming up here in a few weeks. So, we're trying to start returning it to the shareholders since it does seem to be building up, but at the same time we are actively pursuing the few opportunities. We're going to keep looking if -- eventually something will break. We'll either get a good acquisition opportunity, or we'll throw our hands up in the air and say time to do a special dividend.

Daniel Kozlowski - *Janus Capital - Analyst*

Just a follow-up on the acquisition front. Are you looking solely within the firearm segment, or do you have the skill set internally as you sort of broaden out the definition of lean production and the application of that to potential other agencies. What agencies would you consider?

So there is the casting business which you have -- you mentioned the fixed capital intensity there, which may make it unattractive in terms of growing that business substantially. But, are there any other agencies to firearms business that would allow you to expand your -- the process work you've been doing and been successful with to other manufacturing businesses that it can be turned around?

Michael Fifer - *Sturm, Ruger & Company, Inc. - CEO*

The first place we started looking with firearms, as we got around and talked literally everybody in the industry and decided that wasn't going to happen too quickly. Then we started looking at our customer base. What other lines where our distributors carrying that would make sense, what other lines are their retail customers carrying would make sense, and finally what does consumer buy. If he's going on a deer hunt in Texas the $600 rifle is one of the cheapest components of that whole experience. So, we started looking at all that.

And that sort of broadened up the scope quite a bit, and has kept our acquisitions guy I think on the road 51 weeks a year. And so, he is actively out there searching for those opportunities. And that is much more likely to be the focus; I don't think I send him out to see a single casting company and don't plan to.

Daniel Kozlowski - *Janus Capital - Analyst*

Okay, great. One last question unrelated with regard to the website re-launch. It seems that Ruger is an older company, its great brand, there is a lack of a better word, a large installed base of firearms out. And is the website re-launch and the way you have organized sort of the parts reordering and a lot of the aftermarket parts -- accessories that are now available directly through you -- is that a significant opportunity down the road in terms of margin or it is just a nice to have?

Because it seems like you've taken some major steps there, their progressive and given - again, potentially the large installed base that's out there if you could motivate that and building after -- aftermarket parts business on top of your core firearms business, seems like that could be a higher margin opportunity. Any comment on that?

Michael Fifer - *Sturm, Ruger & Company, Inc. - CEO*

Well we have one product line in particular that folks like to accessorize or customize and that's the 10/22 line, and I do believe we have not gotten our fair share of all that accessory business, so that's where we started and if it proves to be an opportunity that's where to come from.

Many of the other products are really a less of an opportunity for accessorizing and there are also less of an opportunity for the homegrown gunsmith; most of the others would need to go to professional gunsmith for anything they'd ever do to it. So I don't see double action revolvers, for example, being a huge after market accessories. Some folks will change their size, but -- and maybe their grips, but that's about the limit of what they can do responsibly.

There was one little segment of the business that is worth note, and that's the higher capacity magazine that the Company had now sold to the public for more than 15 years. When we put 20 round magazines for the Mini-14 product line and made that available in November, I believe, we started that proved to be a huge gain in business and at very high margins. That has since tapered off a little bit.

We're about to launch a 20 round magazines for the Mini-30; that, however is a tiny fraction of the Mini-14 market. But it does indicate there is some good accessory business out there that in general is higher margin than the average for the whole product line. And overall, our online business is probably about triple what it was two years ago.

Daniel Kozlowski - *Janus Capital - Analyst*

Okay. Thank you.

Operator

Your next question comes from the line of Jim Barrett. And your line is open, sir.

Jim Barrett - *CL King & Associates - Analyst*

Thank you. Mike, I may have missed it, but are you introducing any major new products at this year's SHOT Show?

Michael Fifer - *Sturm, Ruger & Company, Inc. - CEO*

Jim, we won't discuss what's coming up here.

Jim Barrett - *CL King & Associates - Analyst*

I understand that, I wouldn't want you to divulge any specifics, but maybe if I can ask it in a different way. I mean, how do you view your pipeline in the new products area?

Michael Fifer - *Sturm, Ruger & Company, Inc. - CEO*

Jim, let me answer it in a different way. The first product that I got very involved with the launch was the SR-9. There was a strong internal effort to launch the SR-9 at the SHOT show three months after I joined the Company, and I said fine, let me see 2000 of them on the loading dock before you do that.

And everybody got really upset because we have to launch at the SHOT show; its critical, all the press is there, companies always launch at the SHOT show. But what I was fighting was that any good firearms company can make two prototypes that are fantastic, get all the magazine covers in the world and then its years before they actually produce the gun.

And when I have been out in the field that's what I heard over and over again from retailers, they wanted us to knock it off and they want the whole industry to knock it off, because they believe some significant portion of purchases are done on impulse basis. A guy or girl comes in to a retail store, they may have something in mind, but they may not be with they walk out with or they may walk out with two.

So that was supposed to be a launch in January of '07; we didn't launched it till October 19 of '07, and there were a lot of fits and starts. So, I know what I think I am going to launch this January, but experience has taught me it may not be this January.

Jim Barrett - *CL King & Associates - Analyst*

All right. Okay, fair enough. And then the -- can you give us there were a couple of comments made relating to the 556 in the Q, can you give us an update on how you are looking at that product launch and its success?

Michael Fifer - *Sturm, Ruger & Company, Inc. - CEO*

That product launch has been very well received as the market for modern sporting rifles went wild, right after the election, we did very well with our Mini-14 line, but we weren't ready to launch our 556 line. At that point it was already kind of six months behind and with no end in sight, we finally got it launched in May, got a little bit of production out at the end of May and a bit more in June. So we are little bit late to the party, and just as we got going I would say that the modern sporting rifle category slowed down fairly abruptly.

And from bare walls and the retailers, you start seeing the walls start to fill up with many of the popular brand names. Nonetheless, we had a new product and that gave folks an excuse -- people who had already bought too many of these guns in the spring, to go out and get -- buy another one. And so, we have really benefited from that.

Eventually, you have to expect we're going to follow the pattern of all the other modern sporting rifles and we will slowdown a little too. I worked a retail over the past weekend in Pennsylvania, and his clerk surprised me by saying they were seeing a resurgence --that's only one data point though. I think nationally though, it went through this huge surge, it slowed down rather abruptly during the summer-- maybe it will pick up again with the mid-term elections, who knows.

But we have done okay with that gun because it was brand spanking new in terms of market demand, and because it was a Cadillac in terms of having a lot of great features all put together at a reasonably affordable price. Somebody who didn't know anything about the gun could look at it and think, gee, it's kind of expensive, but guys who have been out shopping for all the different components, trying to assemble their own, were just blown away what a good value it was. So, that's who was buying it.

Now at the same time, this product was launched much in the typical Ruger fashion -- we've got a new product development process and this one did not religiously follow that process, and we ran in some cost overrun issues, we're not terribly proud of, but I think we're getting that under control. We're starting to vertically integrate some of the components so that we can bring costs down on it, and I think this will be a very good long-term product for us and it will have good legs.

Operator

Your next question comes from the line of Mark Close with Oppenheimer & Close. And your line is open, sir.

Mark Close - *Oppenheimer & Close - Analyst*

Good morning, Mike. CapEx has been running $3 million, $3.5 million a quarter; would you expect that run rate to stay it about that level going forward?

Michael Fifer - *Sturm, Ruger & Company, Inc. - CEO*

Not really. When you drill down into the CapEx the trend initially was for replacing machinery. There was a lot of machinery that when I got here that it has been around a very, very long time; some of it frankly held together with bailing wire and duct tape.

And I think we are largely through the phase of replacing legacy machines and, in a lot of cases, we've replaced some very large machine with several small horizontal machining centers or small vertical machining centers, to give us for a lot more flexibility and having them located right in (inaudible). And now, a lot of the CapEx is being devoted to tooling for new products. So it's just sort of shifting in that regard, and [that] expected to probably come down in the future.

Mark Close - *Oppenheimer & Close - Analyst*

So, where would you size that for next year then?

Michael Fifer - *Sturm, Ruger & Company, Inc. - CEO*

I think as -- we started with the target of $10 million for next year and, of course, we update it each quarter in the Q -- we give a little bit of a look forward into where we think its going. We still think we will hit about $13 million for this year. And my first path and when we just started our budgeting process for my first path is probably closer to ten, for next year.

Mark Close - *Oppenheimer & Close - Analyst*

Okay. The other question is -- and this is sort of the weeds a bit I understand, but I saw that you had a model -- a bolt-action tactical rifle that you hadn't really had for consumer use that you are starting to make available. Are there other opportunities within the product line, and can that be meaningful additions to product that will be available for the public?

Michael Fifer - *Sturm, Ruger & Company, Inc. - CEO*

There are other opportunities, but none of them are going to move the meter dramatically, they tend to be sort of more little niche applications and the units are measured in 1,000 to 10,000 rather than sort of 25,000 to 50,000. So in aggregate, they make a big difference. I would take you back to third quarter a year ago, where more than one half of our 10/22 sales that quarter where special make-ups.

So, we found by building flexibility into some of our product lines, especially the ones that are easily customizable or you can mix and match parts to create a different look and appearance, really boost sales during periods of lower demand.

Mark Close - *Oppenheimer & Close - Analyst*

Okay, thanks.

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Michael Fifer - *Sturm, Ruger & Company, Inc. - CEO*

And in periods of higher demand, for example, we have a fairly broad line of SKUs on the Mini-14, when things went -- got very strong during the surge we only made four SKUs; we just completely ignored all other skews. And then as they started to taper off then we started to building the other SKUs again, which are actually quite welcome. For example, we hadn't made a target Mini in six months, and then we sort of reintroduced that.

Operator

Your final question today is a follow-up question from the line of Brian Rafn, and you may proceed, sir.

Brian Rafn - *Morgan Dempsey Capital - Analyst*

Yes, just focusing, Mike, give me a sense -- Ruger has always certainly been known for hunting and sportsmen and private collectors. Give me a sense of what is going on at the kind of the military and police level.

Michael Fifer - *Sturm, Ruger & Company, Inc. - CEO*

Well, I think you see with our 556 is probably being first product that has applicability to those two markets, but we've got a long, long way to go to fill out the product line before we have an opportunity to be a serious player there. Really, we don't have the frontline products. We do however get probably an unfair share of the backup gun with the LCP and the LCR, those are enormously popular and they're being bought with the officers in personal dollars in those cases; they're not being involved with department budget.

Brian Rafn - *Morgan Dempsey Capital - Analyst*

Okay. Give me a sense from the standpoint -- here in Wisconsin; we've got two brand image companies Harley Davidson and Mercury Marine. How much on the accessory side important is caps in Ruger label/logo, bar wear or clothing or -- how important is that ex the parts and the accessories?

Michael Fifer - *Sturm, Ruger & Company, Inc. - CEO*

From a revenue perspective it's not terribly important, but it is an area that we are trying to grow from a marketing perception perspective. We like people to be proud of their Ruger's and wear the logo wear. So we are making efforts going forward to increase the distribution of those, but from a revenue perspective its peanuts.

Brian Rafn - *Morgan Dempsey Capital - Analyst*

Its peanuts. Well, what would total parts and accessories and apparel and all that as a group or as a segment be relative to top line sales?

Michael Fifer - *Sturm, Ruger & Company, Inc. - CEO*

Very small.

Brian Rafn - *Morgan Dempsey Capital - Analyst*

Very small. So less than 5% less than 10%?

Michael Fifer - *Sturm, Ruger & Company, Inc. - CEO*

Very small.

Brian Rafn - *Morgan Dempsey Capital - Analyst*

Very small. Okay. The sense of shortage in ammunition and the impact of that relative to gun demand is -- are you getting any sense even anecdotally that the ammunition side is getting little better?

Michael Fifer - *Sturm, Ruger & Company, Inc. - CEO*

I got my ear bent this past week and by folks who are hemming and hawing on whether to buy for example our LCP because they can't get ammo for it. And fortunately, the retailer had brought in some boxes, and was willing to give them one box only with the gun; and even then the box was $30 and it probably should have been $10. So, I think it's still a drag on sales and I'm sure it will eventually catch up, but I am really -- been surprised it's taken this long.

Brian Rafn - *Morgan Dempsey Capital - Analyst*

Okay. You were talking too about parts and accessories and looking at acquisitions in the hunting area. Are there any opportunities for joint ventures, be it in laser sides or [hole] grips or I mean -- well, how is the joint venture side? Are you really looking just as at an acquisition or standalone?

Michael Fifer - *Sturm, Ruger & Company, Inc. - CEO*

We've been looking just at acquisition. We found that we've had some terrific partnering with other folks in the industry that haven't required setting up a whole corporate structure like a joint venture. We can do some joint engineering together and come out with great products, we've done it with [Howe], we've done with Crimson Trace, we've done it with Hornady Ammunition, and then we both advertised the new products. But we're not mixing up each other's revenues or corporate structures or anything else -- just hasn't been necessary.

Brian Rafn - *Morgan Dempsey Capital - Analyst*

Okay. And one final one. Anything relative -- you kind of and talked about the niche line extensions and they're not blockbuster, but historically there has been certainly some legacy Ruger design and manufacturing, unique calibers, anniversary models, is that going forward still part of your product portfolio?

Michael Fifer - *Sturm, Ruger & Company, Inc. - CEO*

Yes.

Brian Rafn - *Morgan Dempsey Capital - Analyst*

Okay. Thanks, guys.

Operator

(Operator Instructions)

Your next question comes from the line of Daniel Kozlowski. And your line is open, sir.

Daniel Kozlowski - *Janus Capital - Analyst*

Mike, could you comment on the sub demographics or psychographics of the purchasers of the LCR and LCP? You mentioned the police segment -- people are buying backup guns to supplement their company supplied product. We're reading a little bit about how the market's broadening out probably due to the recession, increasing crimes, such things, and women are actually signing up for more classes, and actually purchasing some of the smaller guns.

Have you seen a shift in the type of buyer, that's coming that self defense market? And, are there additional opportunities to you market into those segments and provide product extensions or even new platforms to -- to try to monetize that opportunity?

Michael Fifer - *Sturm, Ruger & Company, Inc. - CEO*

We don't have a way of accurately measuring that, it's just a feedback from our own observations in the field. And I would say that the LCP has been attractive to a really wide segment of folks from young to old, male and female; it's been really, really widely accepted and appreciated.

And we've been very pleasantly surprised by how many police and federal agency folks have picked up on that gun as a backup and had to reach in their own wallet to do it; that's just been very gratifying.

Now the LCR is a lot newer, and it started off with the usual burst when it was brand spanking new and had all the magazine covers, and then as often happen to tapers off a little bit. But then, since then it has really started to take off again because of word of mouth, because we've got a lot of them out into range programs, where people can actually try them.

And what people find out is the double action trigger on that is so remarkably better than any other, whether ours or from competitors, that when they stand there and work the action at the counter, what happens is you see their chin come up and a huge smile spread across their face as they realize what they've just felt on the trigger pull, and the conversion rate is really high. We're really selling a lot of those.

In particular, the conversion rate probably even higher with women than it is with men. And one of the reasons is they will often find it a bit of a challenge to work this slide on a semiautomatic pistol, or they will be apprehensive and they heard that they jam from time to time, so they are apprehensive about that and how much training is needed to get really good at that.

Whereas a good light weight double action revolver is about a foolproof as you can ever get in a self defense weapon, and this one is really light and the trigger pull is really light, so they have a lot more control over the gun. And so, its really easy to sell; its a lot of fun.

Daniel Kozlowski - *Janus Capital - Analyst*

Great, thank you.

Operator

There are no further questions in the queue at this time.

Michael Fifer - *Sturm, Ruger & Company, Inc. - CEO*

Well, everybody that has been on the phone call I would like to thank you for participating, and look forward to doing us again in a few months.

Operator

Ladies and gentlemen, thank you for your participation in today's conference. This concludes our presentation, and you may now disconnect. Thank you, and have a great day.
